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Exhibit 21.1

The SCO Group, Inc. Listing of Subsidiaries

Subsidiary	Location	Ownership Interest
SCO Operations, Inc.	United States	Wholly-owned
SCO Global, Inc.	United States	Wholly-owned
SCO Software (Ireland) Ltd.	Ireland	Wholly-owned
SCO Japan, Ltd.	Japan	Majority-owned
The SCO Group Korea, Inc.	Korea	Wholly-owned
SCO Canada, Inc.	Canada	Wholly-owned
The SCO Group (Deutschland) GmbH	Germany	Wholly-owned
The SCO Group (France) Sarl	France	Wholly-owned
The SCO Group (Italia) Srl	Italy	Wholly-owned

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The SCO Group, Inc. Listing of Subsidiaries